UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2010

LIBERTY PROPERTY TRUST
LIBERTY PROPERTY LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

Maryland	1-13130	23-7768996
Pennsylvania	1-13132	23-2766549
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Chesterfield Parkway Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 648-1700

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On August 31, 2010, Liberty Property Trust (the “Company”) and Liberty Property Limited Partnership (the “Borrower”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, Wells Fargo Bank, N.A., Citizens Bank, SunTrust Bank and PNC Bank, National Association, as Documentation Agents, Citicorp North America, Inc., UBS Loan Finance LLC, The Bank of Nova Scotia, Capital One Bank and U.S. Bank National Association, as Managing Agents, Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Bookrunners and Joint Lead Arrangers, and the lenders a party thereto, to obtain extensions of credit and commitments in a revolving credit facility aggregating $500 million, as may be increased to up to $750 million in accordance with the terms of the Credit Agreement (the “Credit Facility”).

The Credit Agreement amends and restates in its entirety that certain Amended and Restates Credit Agreement, dated as of December 22, 2005, which provided for the making of loans by the lenders named therein in an aggregate principal amount at any one time outstanding not to exceed $600 million, subject to increase as set forth therein.

Borrowings under the Credit Facility bear interest at LIBOR or the specified base rate, plus in either case a margin specified in the Credit Agreement.

The Borrower must repay all advances by November 1, 2013 or such earlier date on which the loans become due and payable pursuant to the terms of the Credit Agreement.

The Credit Facility contains customary covenants. Certain financial covenants included in the Credit Facility are summarized below:

•	the ratio of unsecured debt to value of all unencumbered properties may not exceed 60% with certain exceptions;

•	the ratio of total debt to total assets may not exceed 60% with certain exceptions;

•	the ratio of secured debt to total asset value may not exceed 35%;

•	tangible net worth of the Borrower may not be less than $2.242 billion plus 75% of net offering proceeds;

•	the ratio of adjusted net operating income from all unencumbered properties to interest expense on unsecured indebtedness may not be less than 2.00 to 1.0 for any fiscal quarter;

•	adjusted EBITDA to fixed charges may not be less than 1.50 to 1.0 for any fiscal quarter; and

•	the ratio of adjusted net operating income from all unencumbered properties, multiplied by four (4), to unsecured indebtedness, may not, for any fiscal quarter, be less than twelve percent (12%).

The Credit Facility contains customary events of default. If an event of default occurs and is continuing, the Borrower might be required to repay all amounts outstanding under the Credit Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed above under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST
By:	/s/ George J. Alburger, Jr.
	Name:	George J. Alburger, Jr.
	Title:	Chief Financial Officer

LIBERTY PROPERTY LIMITED PARTNERSHIP
By:	Liberty Property Trust, its sole General Partner

By:	/s/ George J. Alburger, Jr.
	Name:	George J. Alburger, Jr.
	Title:	Chief Financial Officer

Dated: September 2, 2010